Exhibit 2.2

Articles of Amendment
to
Articles of Incorporation
of

FILED
2026 AUG 26 PM 5: 14
DIVISION OF CORPORATIONS
TALLAHASSEE, FLORIDA

NÖK Therapeutics, Inc.

(Name of Corporation as currently filed with the Florida Dept. of State)

P24000034838

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

_______________ *The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."*

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent _______________

____
(Florida street address)

New Registered Office Address: _______________, Florida _______________
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

Check if applicable
☐ The amendment(s) is/are being filed pursuant to s. 607.0120 (11) (e), F.S.

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ____ Change	PTSD	Robert Lewis	
____ Add			
x Remove			
2) ____ Change	PTSD	Philippe Deschamps	2009 Mackenzie Way
x Add			Suite 100
____ Remove			Cranberry Twp., PA 16066
3) ____ Change			
____ Add			
____ Remove			
4) ____ Change			
____ Add			
____ Remove			
5) ____ Change			
____ Add			
____ Remove			
6) ____ Change			
____ Add			
____ Remove

E. If amending or adding additional Articles, enter change(s) here:
(Attach *additional sheets, if necessary*). *(Be specific)*

See Exhibit A, attached.

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(*if not applicable, indicate N/A*)

The date of each amendment(s) adoption: August 17, 2026, if other than the date this document was signed.

Effective date if applicable: September 11, 2026

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Adoption of Amendment(s) **(CHECK ONE)**

■ The amendment(s) was/were adopted by the incorporators, or board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ____."

(voting group)

Dated 08/25/2026

Signature [signature]

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Philippe Deschamps

(Typed or printed name of person signing)

Chief Executive and Chairman

(Title of person signing)

Exhibit A

ATTACHMENT TO
ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF
NÖK T HERAPEUTICS, INC.

Article IV of the Articles of Incorporation of the Corporation is amended so that, as amended, said Article shall read as follows:

Article IV. Authorized Capital Stock.

Section I.

The amount of authorized capital stock of the Corporation shall consist of Four Million (4,000,000) shares of Common Stock, no par value per share, and One Million (1,000,000) shares of Preferred Stock, par value $0.0001 per share.

Section II. Reverse Stock Split

Part A. Reverse Stock Split. Effective at 5:00 p.m. Eastern Time on September 11, 2026 as filed and accepted by the Florida Division of Corporations (the “Effective Time”), each 25 shares of the Corporation’s Common Stock, no par value per share, issued and outstanding immediately prior to the Effective Time (“Pre-Split Common Stock”) shall, automatically and without any further action on the part of the Corporation or the holder thereof, be reclassified, combined, and converted into one validly issued, fully paid, and non-assessable share of Common Stock, no par value per share (“Post-Split Common Stock”), subject to the treatment of fractional share interests described below.

Part B. Fractional Shares. No fractional shares of Post-Split Common Stock shall be issued as a result of the reverse stock split. In lieu of issuing fractional shares, any shareholder who would otherwise be entitled to receive a fractional share of Post-Split Common Stock shall have their fractional interest rounded up to the nearest whole share of Post-Split Common Stock. No cash payments shall be made.

Part C. Total Authorized Capital Structure (Post-Split).

Following the stock split described in Section II, the total number of shares of all classes of stock that the Corporation shall have authority to issue is as described in Article IV, Section I, as amended thereby.

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